FORM 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C.
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17 (a) of the Public Utility Holding Company Act of 1935
or Section 30 (f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person
 Kevin T. Kelly

2. Issuer Name and Ticker or Trading Symbol
 Ferrellgas Partners, L.P.   FGP

3. IRS or Social Security Number of Reporting Person (Voluntary)
 ###-##-####

4. Statement for Month/Year
 December 10, 1998

5. If Amendment Date of Original (Month/Year)


6. Relationship of Reporting Person to Issuer (Check all applicble)
 _____ Director
 __X___ Officer (Give title below)
 _____ 10% Owner
 _____ Other (specify below)

 Chief Financial Officer

7. Individual or Joint/Group Filiing (Ceck Applicable)
 __X__ Form filed by One Reporting Perons
 ____ Form Filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
          Owned
1. Title of  Security (Instr. 3)
 Common Units

2. Transaction Date (Month/Day/Year)
 December 10, 1998

3. Transaction Code (Instr.8)
___P__ Code
_N/A____ V

1. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

Amount		(A) or (D)	Price

300    		(A)		$18.0625

5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
   565

6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
   D

7. Nature of Indirect Beneficial Ownership (Instr. 4)
   N/A

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security (Instr. 3)


2. Conversion or Exercise Price of Derivative Security


3. Transaction Date (Month/Day/Year)


4. Transaction code (Instr. 8)
 _____ Code
 _____ V

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3,4, and 5)
 _____ (A)
 _____ (D)

6. Date Exercisable and Expiration Date (Month/Day/Year)
 _____ Date Exercisable
 _____ Expiration Date

7. Title and Amount of Underlying Securities (Instr. 3 and 4)
 _____ Title
 _____ Amount or Number of Shares

8. Price of Derivative Security (Instr. 5)


9. Number of derivative Securities Beneficially Owned at End of Month (Instr. 4)


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)


11. Nature of Indirect Beneficial Ownership (Instr.4)


Explanation of Responses:


/s/  Kevin T. Kelly		          		12/10/98
_________________________		       ________
Signature of Reporting Person		    	Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
 Violations.
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

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